EXHIBIT 12.2

ARCHSTONE COMMUNITIES TRUST COMPUTATION
OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

(Dollar amounts in thousands)

(Unaudited)

                                                       Nine Months Ended
                                                         September 30,                  Twelve Months Ended December 31,
                                                       2001        2000       2000       1999       1998      1997¹     1996
Earnings from operations............................ $  119,980 $  140,050 $  176,466 $  169,339 $  134,571 $   24,686 $   94,089
Add:
    Interest expense................................     98,980    109,010    145,173    121,494     83,350     61,153     35,288
Earnings as adjusted................................ $  218,960 $  249,060 $  321,639 $  290,833 $  217,921 $   85,839 $  129,377
                                                     ========== ========== ========== ========== ========== ========== ==========

Combined fixed charges and Preferred Share dividends:
    Interest expense................................ $   98,980 $  109,010 $  145,173 $  121,494 $   83,350 $   61,153 $   35,288
    Capitalized interest............................     15,092     18,694     24,317     31,912     29,942     17,606     16,941
     Total fixed charges............................    114,072    127,704    169,490    153,406    113,292     78,759     52,229
    Preferred Share dividends.......................     15,124     19,108     25,340     23,733     20,938     19,384     24,167
Combined fixed charges and Preferred Share dividends $  129,196 $  146,812 $  194,830 $  177,139 $  134,230 $   98,143 $   76,396
                                                     ========== ========== ========== ========== ========== ========== ==========
Ratio of earnings to combined charges and
    Preferred Share dividends.......................        1.7        1.7        1.7       1.6         1.6        0.9        1.7
                                                     ========== ========== ========== ========== ========== ========== ==========
(1)	Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone’s REIT and property management companies from Security Capital Group Incorporated. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million for the year ended December 31, 1997. Excluding the charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 would be 1.6.